UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2016

SPRINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-04721	46-1170005
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas		66251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 848-3280

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 5, 2016, certain wholly-owned subsidiaries (each, a “Lessee” and, collectively, the “Lessees”) of Sprint Corporation (“Sprint”) entered into a series of agreements (the “Equipment Sale Leaseback”) to sell, for an aggregate purchase price of approximately $3.4 billion, certain network equipment (collectively, the “Equipment”) to unrelated bankruptcy-remote special purpose entities (each, an “SPV” and, collectively, the “SPVs”), which Equipment will simultaneously be leased back to the Lessees. The Equipment Sale Leaseback will provide additional liquidity and funding for the ongoing business needs of Sprint and its subsidiaries. The consummation of the transactions under the Equipment Sale Leaseback, including payment of the Cash Purchase Price (defined below), is expected to occur on or about April 12, 2016, subject to the satisfaction of customary closing conditions.

The material documentation for the Equipment Sale Leaseback includes (i) the sale agreements (each a “Sale Agreement” and together, the “Sale Agreements”), each between an SPV and one or more Lessees, (ii) the Master Lease Agreement (the “Master Lease Agreement”), by and between the Lessees and the SPVs, and, (iii) the Guaranty, by Sprint in favor of the SPVs (the “Guaranty”), each of which agreement was dated as of March 31, 2016 and effective as of April 5, 2016.

Pursuant to the Sale Agreements, the Lessees will sell the Equipment to the SPVs in exchange for (i) a cash purchase price of approximately $2.2 billion (the “Cash Purchase Price”), payable on the closing date of the sale of the Equipment and (ii) an unsecured subordinated promissory note for the difference between the value of the Equipment sold and the Cash Purchase Price (the “Promissory Note”). Payments in respect of the Promissory Note will not be made to the Lessees until all other outstanding debt of the SPVs is paid in full.

Simultaneously with the sale of the Equipment, the SPVs will lease back the Equipment to the relevant Lessee or Lessees, as applicable, for 24 months pursuant to the Master Lease Agreement (the “Equipment Lease”) in exchange for quarterly rental payments (the “Equipment Lease Rental Payments”) to be made by the Lessees to the SPVs. At the end of the Equipment Lease, the Lessees may elect to return the Equipment to the SPVs or to purchase the Equipment for $1.00. Pursuant to the Guaranty, Sprint will guaranty the Lessees’ obligations under the Sales Agreements to the SPVs and the Lessees’ obligations under the Equipment Lease to, among other things, make Equipment Lease Rental Payments to the SPVs and termination payments (“Termination Payments”) to the SPVs in the event that the Equipment Lease is terminated early.

To secure the obligations of the Lessees under the Equipment Lease, the Lessees will provide a security interest to the SPVs in, among other things, the Equipment. The Equipment Sale Leaseback agreements contain affirmative and restrictive covenants customary for transactions of this type. The SPVs will be entitled to terminate one or more Equipment Lease Schedules upon certain customary enumerated events of default (each, an “Event of Default”), including (i) payment default, (ii) failure to comply with covenants, (iii) breach of representations, (iv) insolvency of Sprint or other affiliates of Sprint and (v) a change of control of Sprint. Upon the occurrence and continuance of an Event of Default and the exercise of remedies by the SPVs, the Lessees will be obligated to pay the Termination Payments. In addition, the SPVs have entered into an agreement with a third-party providing that the third-party will purchase the Equipment if an Event of Default occurs under the Equipment Lease.

The foregoing description of the Equipment Sale Leaseback is qualified in its entirety by reference to the Form of Sale Agreement, the Master Lease Agreement and the Guaranty, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and incorporated herein by reference. A copy of the press release issued by Sprint on April 6, 2016 is filed as Exhibit 99.1 and incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Form of Sale Agreement, dated as of March 31, 2016 (effective as of April 5, 2016), by and between the lessees party thereto and the purchasers party thereto

10.2	Master Lease Agreement, dated as of March 31, 2016 (effective as of April 5, 2016), among the purchasers party thereto and the lessees party thereto

10.3	Guaranty, dated as of March 31, 2016 (effective as of April 5, 2016), by Sprint Corporation in favor of the purchasers party thereto

99.1	Press Release, dated April 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT CORPORATION

Date: April 6, 2016	By:	/s/ Stefan K. Schnopp
Stefan K. Schnopp Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Sale Agreement, dated as of March 31, 2016 (effective as of April 5, 2016), by and between the lessees party thereto and the purchasers party thereto

10.2	Master Lease Agreement, dated as of March 31, 2016 (effective as of April 5, 2016), among the purchasers party thereto and the lessees party thereto

10.3	Guaranty, dated as of March 31, 2016 (effective as of April 5, 2016), by Sprint Corporation in favor of the purchasers party thereto

99.1	Press Release, dated April 6, 2016